Putnam Voyager Fund II
12/31/02 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	(000s omitted)

Class A		64,153
Class B		52,092
Class C		  5,963

74U2	(000s omitted)

Class M		  3,791
Class Y		  1,265


74V1

Class A		12.16
Class B		11.46
Class C		11.81

74V2

Class M		11.71
Class Y		12.18